Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (File No. 333-130967) of ConocoPhillips of our report dated June 27, 2005 relating to the financial statements of the Burlington Resources Inc. Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 28, 2006